April 15, 1998



Mr. Roland H. Webb
President and Chief Operation Officer
1801 16th Avenue Southwest
Seattle, WA  98134

Re:  Revisions to Employment Agreement

Dear Mr. Webb:

This letter will amend certain terms relating to your employment by Todd Pacific Shipyards Corporation ("Todd") set forth in the Employment Agreement dated December 27, 1994 between Todd and you ("Employment Agreement"). Those terms set forth in the Employment Agreement not modified herein shall remain the same.

1. Commencing December 22, 1997 your base annual salary shall be $140,000 ("Base Salary"). Your salary will be reviewed annually by Todd's Board of Directors, commencing December 1998.

2. You are eligible to receive a cash bonus on July 1, 1998 in an amount equal to a certain percentage of your Base Salary ("Applicable Percentage") which amount shall not be less than twenty percent (20%) and not more than fifty percent (50%) determined in accordance with the schedule set forth below:

If the pre-tax profit of Todd Pacific          Then the
Applicable Percentage
Shipyards Corporation for the fiscal year      of your Base
Salary shall be:
ending March 31, 1998 is between:

$0 - $200,000                                  20%
200,000 - 400,000                              23%
400,000 - 600,000                              26%
600,000 - 800,000                              29%
800,000 - 1,000,000                            32%
1,000,000 - 1,200,000                          35%
1,200,000 - 1,400,000                          38%
1,400,000 - 1,600,000                          41%
1,600,000 - 1,800,000                          44%
1,800,000 - 2,000,000                          47%
Above 2,000,000                                50%

The "pre-tax profit" to be used in calculating the Applicable Percentage shall include appropriately accrued expenses for cash bonuses and other incentive compensation. In order to qualify for the cash bonus, it will be necessary to be a full-time employee of Todd on the last day of the fiscal year.

3. You will be granted additional stock options, effective as of December 16, 1997. The options are for the purchase of Fifteen Thousand (15,000) shares of Todd Stock at an exercise price equal to 4 3/8 Dollars ($4.375) per share (the average price quoted for the shares on the date of grant). You will become vested in one-third of the options on December 16, 1998, an additional one-third on December 16, 1999 and the balance on December 16, 2000. The options shall expire on December 16, 2002. Additional documents will be required to be executed in connection with the issuance of the options.

If the terms of this amendment to your Employment Agreement are acceptable to you, please indicate by signing below.

Very truly yours,

TODD PACIFIC SHIPYARDS CORPORATION


By:
Stephen G. Welch
Chief Executive Officer


Accepted and agreed to:


Roland H. Webb
Date: